Exhibit 99.1

Contacts for Medtronic:	Contacts for Kyphon:

Media:	Media and Investors:
Marybeth Thorsgaard	Julie Tracy
763-505-2644	408-548-6687

Investors:
Martha Goldberg Aronson
763-505-2694

FOR IMMEDIATE RELEASE

MEDTRONIC AND KYPHON ANNOUNCE CLEARANCE FROM GERMAN FEDERAL CARTEL OFFICE

FOR THE MERGER OF MEDTRONIC AND KYPHON

MINNEAPOLIS and SUNNYVALE, Calif. – Sept. 19, 2007 – Medtronic, Inc. (NYSE: MDT) and Kyphon Inc. (Nasdaq: KYPH) announced today that the German Federal Cartel Office has given its clearance in connection with the previously announced merger agreement between Kyphon and Medtronic, Inc. Completion of the transaction, which is expected later this year or in the first quarter of 2008, remains subject to obtaining approvals of antitrust authorities in several other jurisdictions, the approval of Kyphon’s stockholders and other customary closing conditions. A special meeting of Kyphon’s stockholders to vote on the proposed merger has been called for October 16, 2007. If further antitrust clearances are obtained prior to the Kyphon stockholders’ meeting, the companies will provide an update at the time of the meeting.

ABOUT MEDTRONIC

Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology – alleviating pain, restoring health, and extending life for millions of people around the world.

Medtronic is a registered trademark of Medtronic, Inc.

ABOUT KYPHON

Kyphon develops and markets medical devices designed to restore and preserve spinal function and diagnose the source of low back pain using minimally invasive technologies. The company’s products are used in balloon kyphoplasty for the treatment of spinal compression fractures caused by osteoporosis or cancer, in the Functional Anaesthetic Discography™ (F.A.D.™) procedure for diagnosing the source of low back pain, and in the Interspinous Process Decompression (IPD®) procedure for treating the symptoms of lumbar spinal stenosis. More information about the company and its products can be found at www.kyphon.com and its balloon kyphoplasty patient education Web site, www.spinalfracture.com.

Kyphon and IPD are registered trademarks, and Functional Anaesthetic Discography and F.A.D. are trademarks, of Kyphon Inc.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, about the completion of the merger. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions, which may cause the company’s actual results to differ materially from the statements contained herein. Factors that could cause actual results to differ materially from management’s current expectations include, without limitation, the potential inability to obtain the regulatory and stockholder approvals and clearances required to complete the merger, or to do so in a timely manner, and the possibility that other conditions to completion of the merger may not be satisfied. Additional factors that may affect future results are contained in Kyphon’s filings with the SEC, which are available at the SEC’s web site http://www.sec.gov. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof.

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